Exhibit 23.1
Consent of Independent Auditors
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-142182, 333-100648, and 333-61862) and on Forms S-8 (No. 333-178436, 333-157579, 333-151088, 333-151087 333-153911, 333-148684, 333-145971, 333-143465, 333-142183, 333-141819 333-134687, 333-128396, 333-124856, 333-122718, 333-108767, 333-99729, 333-75406, 333-49656, 333-33464, 333-30518, 333-74343, 333-45425, and 333-04131) of Nuance Communications, Inc. of our report dated April 29, 2011, except for the effects of the restatement discussed in Note 1 to the financial statements, as to which the date is November 18, 2011, relating to the financials statements of Swype, Inc. which appears in the Current Report on Form 8-K/A of Nuance Communications, Inc.
/s/ PricewaterhouseCoopers LLP

Seattle, Washington
December 14, 2011